Exhibit 10.9

Summary of Non-Employee Director Compensation

The director compensation plan, as last amended in December 2012, provides that each non-employee director shall receive a cash retainer in the amount of $6,000 per month ($72,000 per year) in lieu of all other non-employee director fees and an annual grant of time/service based restricted stock valued at $100,000 on the grant date and vesting ratably in one-third increments starting on the first anniversary of the grant date.